Exhibit 10.1

April 26, 2007

Mr. James M. Cornelius

Chief Executive Officer

c/o Bristol-Myers Squibb Company

345 Park Avenue

New York, New York 10154

Re:	Compensation Package

Dear Jim:

On behalf of Bristol-Myers Squibb Company (the “Company”), I am pleased to summarize the principal terms of the compensation package being provided to you by the Company for your services as Chief Executive Officer, to which position you were originally elected on an interim basis on September 12, 2006. This letter will be effective as of the date hereof and will supersede, except as specifically provided herein, your letter agreement with the Company dated October 31, 2006 (the “Prior Agreement”).

1.	Duties; Time Commitment. You will be a full-time employee of the Company having all of the duties and responsibilities that are commensurate with your position. You will be based in the Company’s office in New York City, but will be expected to spend time as necessary in the Company’s offices in New Jersey and other locations, as well as travel as necessary. You will continue your service on the Board of Directors of the Company, but you will not be eligible to participate in the non-employee directors’ compensation program.

2.	Term. It is contemplated that your employment with the Company as Chief Executive Officer will be effective for a period continuing through the date of the Company’s 2009 Annual Meeting of Stockholders, contemplated to be in May 2009 (the “2009 Annual Meeting Date”). Of course, since you will be an at-will employee, at the discretion of you or the Board of Directors of the Company (the “Board”), your employment may be terminated at any time.

3.	The following summarizes the principal financial arrangements with respect to your employment term:

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Base Salary. Effective as of the date hereof, you will be entitled to a base salary at the rate of $1,400,000 per annum, payable in arrears on a bi-weekly basis in accordance with the Company’s standard payroll practices.

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Guaranteed Bonus. You will continue to be entitled to receive your guaranteed target bonus for the period September 30, 2006 through March 31, 2007 at a target bonus level of 170% of your prior base salary (pro rated for the applicable six-month period) in accordance with the terms and conditions (including the payment provisions) of the Prior Agreement.

•	Annual Discretionary Incentive Plan Bonus. In addition to the guaranteed bonus described above, during the period of your employment as Chief Executive Officer, you will be eligible to receive an annual discretionary incentive payment under the Company’s Executive Performance Incentive Plan or any successor annual bonus plan based on a target bonus opportunity of at least 150% of the your base salary as in effect from time to time, based upon the attainment of one or more pre-established performance goals established by the Board or the Company’s Compensation and Management Development Committee (the “Committee”), provided that any annual discretionary incentive plan bonus that becomes payable to you in respect of calendar year 2007 will be based on your base salary as stated above and will be reduced by 50% of the guaranteed bonus being paid to you as provided above.

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Equity Grants. On an annual basis commencing in 2008 at the time equity grants are made to other senior officers of the Company, you will be entitled to equity and other long-term incentive awards as determined by the Committee in its sole discretion. For 2007, you will be entitled to receive a grant on the first business day of the month following the date of this letter of (i) a stock option to purchase 475,000 shares of the Company’s common stock, (ii) 60,000 restricted stock units, and (iii) 170,000 performance shares. The equity awards will be subject to substantially the same terms and conditions (other than that the stock option exercise price will be equal to the fair market value of the underlying shares at the time of grant) as the March 2007 awards for other senior executives of the Company (including a 15% price appreciation exercise hurdle for the stock option) and will be based on the Company’s standard form of equity award agreements under the Company’s 2002 Stock Incentive Plan, except that the performance share award grant form will be modified to provide that your performance shares will become fully vested on an accelerated basis (subject to actual achievement of the applicable performance goals) upon your “Retirement” (as defined in the Company’s 2002 Stock Incentive Plan) at or after May 1, 2009 and all of the grant forms will be modified to remove unnecessary provisions considering your scheduled retirement. The modified forms of grant will be substantially in the form attached hereto as Exhibits A, B and C, respectively. The nonqualified stock option to purchase 360,000 shares of the Company’s common stock granted to you on November 1, 2006 will continue to remain outstanding in accordance with the terms and conditions of the Company’s 2002 Stock Incentive Plan and the applicable award agreement, and will not be affected by this letter in any respect.

•	Perquisites.

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Housing in New York City. Pursuant to the Prior Agreement, you have been residing in a furnished apartment in New York, New York leased by the Company for your benefit at a rate of $25,500 per month. The Company will continue to provide you with use of such apartment until the current lease thereon expires on September 30, 2007, and will continue to pay for the utilities in such apartment through such date. You will be responsible for all other costs of utilization of the apartment. The lease amount will be treated as taxable income to you to the extent required by applicable law, and there will be no income tax gross up. Thereafter, you will be fully responsible for your own housing.

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Company Aircraft: For security reasons, you will be required to use the Company’s aircraft for all travel purposes, provided that utilization for commuting and personal use will be subject to an annual cap based on the

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incremental cost to the Company of $600,000. The use of the aircraft by you and your spouse will be taxable to you in accordance with Internal Revenue Code requirements (as opposed to incremental cost). This letter shall not affect any of your rights with regard to tax protection under the Prior Agreement relating to this benefit in respect of any period prior to the date of this letter.

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Company Car and Driver. For security reasons, you will be entitled to use of a Company car and driver for all travel purposes. The use of the Company car and driver will be taxable to you in accordance with Internal Revenue Code requirements (as opposed to incremental cost). This letter shall not affect any of your rights with regard to tax protection under the Prior Agreement relating to this benefit in respect of any period prior to the date of this letter.

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Employee Benefits. While employed by the Company, you will be eligible to participate in the health, welfare, pension and savings plans (including, without limitation, non-qualified retirement plans) that are available to U.S. salaried employees.

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Change-in-Control Agreement. Promptly following your acceptance of this letter, you and the Company will enter into a change-in-control agreement in the form attached hereto as Exhibit D. This change-in-control agreement will be substantially similar to the Company’s standard form of change-in-control agreement for senior executives, except that the “Retirement Date” therein shall be defined as the 2009 Annual Meeting Date.

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Severance Benefits. Upon your termination of employment with the Company, you will be entitled to receive severance benefits under the Company’s Senior Executive Severance Plan. The plan is being amended to provide for coverage of the Chief Executive Officer at the maximum level available thereunder to the most senior executive officers of the Company.

•	Indemnification. You will be indemnified for your actions or inactions as Chief Executive Officer in accordance with the Company’s Bylaws.

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Restrictive Covenants. You will continue to be bound by the Company’s standard confidentiality and intellectual property agreements previously executed by you. In addition, you will be obligated to comply with any other restrictive covenant agreement between you and the Company (including any restrictive covenant provision contained in the Company’s standard equity award agreements).

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Entire Agreement. This letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and except as specifically provided herein, supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral (including, without limitation, the Prior Agreement). This letter may be amended or modified only by a written instrument executed by you and the Company.

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Jim, we are excited about your agreeing to continue to serve the Company as Chief Executive Officer. Please feel free to contact me if you have any questions or concerns regarding your compensation package as outlined above. If this letter accurately reflects your understanding as to your compensation package for serving as Chief Executive Officer of the Company, please sign and date one copy of this letter and return the same to me for the Company’s records.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Lewis B. Campbell
Name:	Lewis B. Campbell
Title:	Chairman of the Compensation and Management Development Committee of the Board of Directors

The foregoing accurately reflects our understanding regarding my compensation package for serving as Chief Executive Officer of the Company, and I hereby confirm my agreement to the same.

Dated: April 26, 2007	/s/ James M. Cornelius
James M. Cornelius

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EXHIBIT A

STOCK OPTION AWARD AGREEMENT

2002 STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

Bristol-Myers Squibb Company (the “Company”) has granted you an option to purchase 475,000 shares of the Common Stock of Bristol-Myers Squibb Company, (the "Option"), at an exercise price of $[•] per share. The date of grant of the Option is May 1, 2007 and the Expiration Date of the grant is April 30, 2017. This grant is subject in all respects to the terms, definitions and provisions of the Bristol-Myers Squibb Company 2002 Stock Incentive Plan (the “Plan”) adopted by the Company.

This Option is granted upon and subject to the following terms and conditions:

1.	Vesting Schedule and Exercise Threshold. Except as expressly provided herein, you must remain in the continuous employment of the Company or one of its subsidiaries (the “Company”) for a period of one year following the date of this grant before you are permitted to exercise any portion of the Option. Since you will then be over 60 years of age, thereafter, 100 percent of the number of shares to which this Option applies will be vested.

In addition to the vesting provisions stated above, 100% of the Option award is subject to a price appreciation exercise threshold. The Option may only be exercised once the Company’s common stock achieves a closing price of $[•]1 and remains at or above that closing price for seven (7) consecutive trading days during the Option term. This price appreciation exercise threshold shall not apply in the case of the death of the Optionee or as provided in Section 5(e) hereof.

2.	Option Exercise and Payment. To exercise the Option, in whole or in part, you must notify the Company's designated broker/agent in a manner designated by the Plan Administrator. This notification will be effective upon receipt by the Company's designated broker/agent and must be received on or before the specified Expiration Date. If the specified Expiration Date falls on a day that is not a regular business day at the Company's executive office in New York City or broker/agent's office, then the exercise notification must be received on or before the last regular business day prior to the Expiration date.

Payment must be made in the form of a wire transfer, personal check, or money order, payable in U.S. dollars and on a U.S. bank to the order of the Company's designated broker/agent; or by authorizing the Company's designated broker/agent to sell the shares acquired upon the exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price, applicable brokerage fees, and any withholding and/or taxes and applicable fees resulting from such exercise as described in Section 3 hereof; or, if not problematic under local law, by delivery of a certificate or certificates for shares of Common Stock of the Company owned by you and having a fair market value at the date of exercise equal to the purchase price for such shares, or in a combination of the foregoing; provided, however, that payment in shares of Common Stock of the Company will not be permitted unless at least 100 shares of Common Stock are required and delivered for such purpose. Any stock certificate or certificates so delivered must be endorsed, or accompanied by an appropriate stock power, to the order of Bristol-Myers Squibb Company, with the signature guaranteed by a bank or trust company or by a member firm of the New York Stock Exchange. In lieu of the physical delivery of certificate(s), you may submit certificates by attestation.

No shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirement of any stock exchange upon which the shares may then be listed.

3.	Withholding and Employment Taxes Upon Exercise of Option. You must pay the Company upon its demand any amount for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of your exercise of options or the transfer of shares thereupon. You may satisfy your withholding tax obligations by authorizing the Company's designated broker/agent to sell an appropriate number of shares being issued on exercise to cover the federal, state, local and FICA taxes. If on the date of exercise, you are an executive officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, you must use share withholding to satisfy the obligation to pay federal, state, local and FICA taxes to be withheld on the exercise.

4.	Non-Transferability. You may transfer, in whole or in part, this Option grant to members of your immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which your family members and/or trusts are the only partners.

[1]	This exercise threshold will be 15% higher than the exercise price for the Option.

For this purpose, immediate family members mean your spouse, parents, children, stepchildren, grandchildren and legal dependants. Any transfer of options made under this provision will not be effective until notice of such transfer is delivered to the Company.

5.	Termination of Employment.

(a) Retirement. If you terminate from the Company on or after your sixty-fifth birthday, and your Option was granted more than one year prior to your retirement, you will have the remainder of the term of the grant to exercise your Option.

(b) Military or Government Service. Whether military or government service or other bona fide leave of absence shall constitute termination of employment for the purpose of this Option shall be determined in each case by the Compensation and Management Development Committee or its successor committee (the "Committee") in its sole discretion.

(c) Disability. If you cease to be employed by reason of Disability (as that term is defined in the Plan), you shall be treated as though you remained in the employ of the Company until the earliest of (i) cessation of payments under a disability pay plan of the Company, (ii) death, or (iii) attainment of your 65th birthday.

(d) Death. If you die while you are employed by the Company and you have held this Option less than a year prior to your death, the Option will lapse. If you die while you are employed by the Company, and you have held this Option for more than one year prior to your death, the Option will not lapse until the Expiration Date. If you die after you have terminated from the Company, and you are not retired from the Company or on disability at the time of your death, and your death occurs within the three-month post-termination exercise period, the Option will lapse one year after your date of death or on the tenth anniversary of the grant date, whichever is earlier. Your personal representative or your estate may exercise your Option before it lapses.

(e) Change in Control. If you terminate from the Company pursuant to a Qualifying Reason (as defined in the Plan) during the eligibility period following a Change in Control (as defined in the Plan), 100% of the number of shares to which this Option applies becomes exercisable (i.e., the one-year holding requirement and the price appreciation exercise thresholds are waived). If you are eligible to retire (i.e., you are age 65 or older) at termination, the Option will not lapse until the Expiration date. If you are not eligible to retire at termination, you will have three months from your termination date to exercise your Option.

(f) Other. If you terminate from the Company for reasons other than retirement after age 65, death or a Qualifying Reason during the eligibility period following a Change in Control, any Option shares held less than a year prior to your termination will lapse on your termination date. You may exercise vested Option shares within three months of your termination date.

6.	Forfeiture in the Event of Competition and/or Solicitation or other Detrimental Acts. You acknowledge that your continued employment with the Company is sufficient consideration for this Agreement, including, without limitation, the restrictions imposed upon you by paragraph 6.

a)	You expressly agree and covenant that during the Restricted Period (as defined below), you shall not, without the prior consent of the Company, directly or indirectly:

i)	own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one per cent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

ii)	be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business in such a way that such connection might result in an increase in value or worth of any product, technology or service that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company. You may, however, be actively connected with a Competitive Business after your employment with the Company terminates for any reason, so long as your connection to the business does not involve any product, technology or service that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company and the Company is provided written assurances of this fact from the Competing Company prior to your beginning such connection.

iii)	take any action that might divert any opportunity from the Company or any of its affiliates, successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

iv)	employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or who has been employed by the Company within one year of the date your employment with the Company ceased for any reason whatsoever;

v)	contact, call upon or solicit any customer of the Company, or attempt to divert or take away from the Company the business of any of its customers;

vi)	contact, call upon or solicit any prospective customer of the Company that you became aware of or were introduced to in the course of your duties for the Company, or otherwise divert or take away from the Company the business of any prospective customer of the Company; or

vii)	engage in any activity that is harmful to the interests of the Company, including, without limitation, any conduct during the term of your employment that violates the Company’s Standards of Business Conduct and Ethics, securities trading policy and other policies.

b)	Forfeiture. If the Company determines that you have violated any provisions of paragraph 6(a) above during the Restricted Period, then you agree and covenant that:

i)	any portion of the Option (whether or not vested) that has not been exercised as of the date of such determination shall be immediately rescinded;

ii)	you shall automatically forfeit any rights you may have with respect to the Option as of the date of such determination; and

iii)	if you have exercised all or any part of the Option within the twelve-month period immediately preceding a violation of paragraph 6(a) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for shares of the Company’s Common Stock with a fair market value (determined on the date of such demand) equal to the gain realized by you upon such exercise.

c)	Definitions. For purposes of this paragraph 6, the following definitions shall apply:

i)	The Company directly advertises and solicits business from customers wherever they may be found and its business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s business in any way, in any geographic area in which the Company engages in business, including, without limitation, any state in the United States in which the Company sells or offers to sell its products from time to time.

ii)	“Restricted Period” means the period during which you are employed by the Company and twelve months following the date that you cease to be employed by the Company for any reason whatsoever.

d)	Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of paragraph 6 are fair and reasonable and are reasonably required for the protection of the Company. In the event that any part of this Agreement, including, without limitation, paragraph 6, is held to be unenforceable or invalid, the remaining parts of paragraph 6 and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in paragraph 6 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

e)	Additional Remedies. You acknowledge that breach by you of this Agreement would cause irreparable harm to the Company and that in the event of such breach, the Company shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

7.	Adjustments in the Event of Change in Stock. Notwithstanding anything in this Option Agreement to the contrary, if prior to the Expiration Date any changes occur in the outstanding Common Stock of the Company by reason of stock dividends, recapitalization, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, the aggregate number and class of shares under the Plan, and the number, class and price of share subject to outstanding options or awards shall be adjusted appropriately by the Committee, whose determination shall be conclusive.

8.	Data Privacy. By entering into this agreement, you (a) authorize the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its subsidiaries such information and data as the Company or any such subsidiary shall request in order to facilitate the grant of options and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company to store and transmit such information in electronic form.

9.	Binding Effect. All decisions or interpretations of the Board of Directors or the Committee with respect to any question arising under the Plan or under this Option Agreement shall be binding, conclusive and final.

10.	Waiver. The waiver by the Company of any provision of this Option shall not operate as or be construed to be a subsequent waiver of the same provision or waiver of any other provision hereof.

11.	Construction. This Option shall be irrevocable during the Option period and its validity and construction shall be governed by the laws of the State of New York. The terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling.

Bristol-Myers Squibb Company

By

I understand that this Option has been granted to provide a means for me to acquire and/or expand an ownership position in Bristol-Myers Squibb Company, and it is expected that I will retain the stock I receive upon the exercise of this Option consistent with the Company’s share retention guidelines in effect at the time of exercise of this award. In accepting this grant, I hereby agree that Smith Barney, or such other vendor as the Company may choose to administer the Plan, may provide the Company with any and all account information necessary to monitor my compliance with the Company’s Share Retention Policy.

I hereby agree to the foregoing terms and conditions and accept the grant of the Option subject thereto.

EXHIBIT B

RESTRICTED STOCK UNIT AWARD AGREEMENT

RESTRICTED STOCK UNITS AGREEMENT

UNDER THE BRISTOL-MYERS SQUIBB COMPANY

2002 STOCK INCENTIVE PLAN

Award Recipient: James M. Cornelius

Restricted Stock Unit Award: 60,000 stock units

Award Date: May 1, 2007

1.	RESTRICTED STOCK UNITS AWARD

Under the terms of the Bristol-Myers Squibb Company 2002 Stock Incentive Plan, as amended (the "Plan"), the Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (the "Committee") has granted to the Award Recipient (“you”) on the Award Date an Award of Bristol-Myers Squibb Company Restricted Stock Units (“RSUs”) as designated herein subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. RSUs are granted under Section 8 of the Plan. Each RSU shall represent the conditional right to receive one share of Bristol-Myers Squibb Common Stock (“Common Stock”). Upon settlement, the vested RSUs shall be settled by distribution to you of one share of Common Stock (subject to any tax withholding as described in Section 4) for each RSU then being settled. RSUs include the right to receive dividend equivalents as specified in Section 5 (“Dividend Equivalents”). The purpose of such Award is to motivate and retain you as an employee of Bristol-Myers Squibb Company (the "Company") or a subsidiary of the Company, to encourage you to continue to give your best efforts for the Company’s future success, and to increase your proprietary interest in the Company. Except as may be required by law, you are not required to make any payment (other than payments for taxes pursuant to Section 4 hereof) or provide any consideration other than the rendering of future services to the Company or a subsidiary of the Company.

2.	RESTRICTIONS AND FORFEITURES

Except as otherwise provided in this Section 2, RSUs shall be subject to the restrictions and conditions set forth herein during the Restricted Period (as defined below) and the Non-Competition and Non-Solicitation Period (as defined below). Vesting of the RSUs is conditioned upon you remaining continuously employed by the Company or a subsidiary of the

Company following the Award Date, subject to the provisions of this Section 2. Assuming the satisfaction of these conditions, the RSUs will become fully vested and nonforfeitable upon your attainment of age 65 while still an employee of the Company or a subsidiary.

(a)	Except as set forth below, during the Restricted Period, you may not sell, transfer, pledge or assign any of the RSUs or your rights relating thereto.

(b)	RSUs shall be settled promptly upon expiration of the Restricted Period without forfeiture of the RSUs (i.e., upon vesting) by delivery of one share of Common Stock for each RSU being settled; provided, however, that settlement of an RSU shall be subject to the six-month delay rule specified in Plan Sections 13(a)(iv) and (v) to the extent applicable. Settlement of RSUs which directly or indirectly result from non-cash Dividend Equivalents on RSUs or adjustments to RSUs shall occur at the time of settlement of the granted RSU. Until shares are delivered to you in settlement of RSUs, you shall have none of the rights of a stockholder of the Company with respect to the shares issuable in settlement of the RSUs, including the right to vote the shares and receive actual dividends and other distributions on the underlying shares of Common Stock (you are entitled to Dividend Equivalents, however). Shares of stock issuable in settlement of RSUs shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine.

(c)	In the event of your death prior to the end of the Restricted Period, you, or your estate, shall be entitled to settlement of (i.e., the Restricted Period shall expire with respect to) a proportionate number of the total number of RSUs granted (taking into account RSUs previously vested), provided that you have been continuously employed by the Company for at least one year following the Award Date and your employment has not been terminated by the Company for misconduct or other conduct deemed detrimental to the interests of the Company. The following table sets forth the proportionate number of your RSUs that will become vested and non-forfeitable upon your death:

Months of Continuous Service Following Award Date	Percentage of Total RSUs Vested
0-11	0.000%
12	11.111%
13	12.037%
14	12.963%
15	13.889%
16	14.815%
17	15.741%
65th Birthday and Beyond	100%

(d)	In the event your employment is terminated by the Company for reasons other than misconduct or other conduct deemed detrimental to the interests of the Company, and you have not attained age 65, you shall be entitled to settlement of (i.e., the Restricted Period shall expire with respect to) a proportionate number of the total number of RSUs granted, provided that you have been continuously employed by the Company for at least one year following the Award Date and you sign a General Release and, where deemed applicable by the Company, a non-compete and/or a non-solicitation agreement. The proportionate number of RSUs you are entitled to under this Section 2(d) shall be determined in accordance with the table set forth in Section 2(c) hereof.

(e)	In the event you become Disabled (as that term is defined in the Plan), for the period during which you continue to be deemed to be employed by the Company or a subsidiary (i.e., the period during which you receive disability benefits), you will not be deemed to have terminated employment for purposes of the RSUs. Upon the termination of your receipt of disability benefits, (i) you will not be deemed to have terminated employment if you return to employment status, and (ii), if you do not return to employment status, you will be deemed to have terminated employment at the date of cessation of payments to you under all disability pay plans of the Company and its subsidiaries, with such termination treated for purposes of the RSUs as a Retirement (i.e., age 65 or older), death or voluntary termination based on your circumstances at the time of such termination to the extent applicable.

(f)	In the event your employment is terminated by reason of a Qualifying Reason (as defined under the Plan) during the eligibility period following a Change in Control (as defined under the Plan), the Restricted Period and all remaining restrictions shall expire and the RSUs shall be deemed fully vested.

(g)	In the event of your voluntary termination, or termination by the Company for misconduct or other conduct deemed by the Company to be detrimental to the interests of the Company, you shall forfeit all unvested RSUs on the date of termination.

(h)	In the event that you fail promptly to pay or make satisfactory arrangements as to the withholding taxes as provided in Section 4, all RSUs then subject to restriction shall be forfeited by you and shall be deemed to be reacquired by the Company.

(i)	You may, at any time prior to the expiration of the Restricted Period, waive all rights with respect to all or some of the RSUs by delivering to the Company a written notice of such waiver.

(j)	Termination of employment includes any event if immediately thereafter you are no longer an employee of the Company or any subsidiary of the Company, subject to Section 2(k) hereof. Upon any termination of your employment, any RSUs as to which the Restricted Period has not expired at or before such termination shall be forfeited. Other provisions of this Agreement notwithstanding, in no event will an RSU that has been forfeited thereafter vest or be settled.

(k)	(i) A transfer of you from the Company to a subsidiary, or vice versa, or from one subsidiary to another; (ii) A leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and (iii) a leave of absence in excess of ninety (90) days, duly authorized in writing, by the Company, provided your right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment. However, your failure to return to active service with the Company or a subsidiary at the end of an approved leave of absence shall be deemed a termination of employment. During a leave of absence as defined in (ii) or (iii), although you will be considered to have been continuously employed by the Company or a subsidiary and not to have had a termination of employment under this Section 2, the Committee may specify that such leave period shall not be counted in determining the period of employment for purposes of the vesting of the RSUs. In such case, the vesting dates for the unvested RSUs shall be extended by the length of any such leave of absence.

(l)	By accepting the RSUs, you expressly agree and covenant that during the Restricted Period (as defined below) and the Non-Competition and Non-Solicitation Period (as defined below), you shall not, without the prior consent of the Company, directly or indirectly:

i)	own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one per cent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

ii)	be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business in such a way that such connection might result in an increase in value or worth of any product, technology or service that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company. You may, however, be actively connected with a Competitive Business after your employment with the Company terminates for any reason, so long as your connection to the business does not involve any product, technology or service that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company and the Company is provided written assurances of this fact from the Competing Company prior to your beginning such connection.

iii)	take any action that might divert any opportunity from the Company or any of its affiliates, successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

iv)	employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or who has been employed by the Company within one year of the date your employment with the Company ceased for any reason whatsoever;

v)	contact, call upon or solicit any customer of the Company, or attempt to divert or take away from the Company the business of any of its customers;

vi)	contact, call upon or solicit any prospective customer of the Company that you became aware of or were introduced to in the course of your duties for the Company, or otherwise divert or take away from the Company the business of any prospective customer of the Company; or

vii)	engage in any activity that is harmful to the interests of the Company, including, without limitation, any conduct during the term of your employment that violates the Company’s Standards of Business Conduct and Ethics, securities trading policy and other policies.

(m)	Forfeiture. If the Committee determines that you have violated any provisions of Section 2(l) above during the Restricted Period or the Non-Competition and Non-Solicitation Period, then you agree and covenant that:

(i) any unvested portion of the RSUs shall be immediately rescinded;

(ii) you shall automatically forfeit any rights you may have with respect to the RSUs as of the date of such determination; and

(iii) if any part of the RSUs vests within the twelve-month period immediately preceding a violation of Section 2(l) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for shares of the Company’s Common Stock that you acquired upon settlement of such RSUs (or an equivalent number of other shares).

(n)	Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) The Company directly advertises and solicits business from customers wherever they may be found and its business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s business in any way, in any geographic area in which the Company engages in business, including, without limitation, any state in the United States in which the Company sells or offers to sell its products from time to time.

(ii) “Non-Competition and Non-Solicitation Period” means the period during which you are employed by the Company and twelve months following the date that you cease to be employed by the Company for any reason whatsoever.

(iii) “Restricted Period” means, with respect to each RSU, the period from the Award Date until the date such RSU has become vested and non-forfeitable.

(o)	Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of Section 2 are fair and reasonable and are reasonably required for the protection of the Company. In the event that all or any part of this Section 2 is held to be unenforceable or invalid, the remaining parts of Section 2 and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in Section 2 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

(p)	Additional Remedies. You acknowledge that breach by you of this Agreement would cause irreparable harm to the Company and that in the event of such breach, the Company shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

3.	DEATH OF AWARD RECIPIENT

In the event of your death prior to the delivery of shares in settlement of RSUs (not previously forfeited), shares in settlement of your RSUs shall be delivered to your estate, upon presentation to the Committee of letters testamentary or other documentation satisfactory to the Committee, and your estate shall succeed to any other rights provided hereunder in the event of your death.

4.	TAXES

At such time as the Company is required to withhold taxes with respect to the RSUs, or at an earlier date as determined by the Company, you shall make remittance to the Company of an amount sufficient to cover such taxes or make such other arrangement regarding payments of such taxes as are satisfactory to the Company. The Company and its subsidiaries shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to you, including by means of mandatory withholding of shares deliverable in settlement of your RSUs to satisfy the mandatory tax withholding requirements. Prior to settlement of the RSUs, the Dividend Equivalents payable to you will be compensation (wages) for tax purposes and will be included on your W-2 form. The Company will be required to withhold applicable taxes on such Dividend Equivalents. The Company may deduct such taxes either from the gross Dividend Equivalents payable on such RSUs or from any other cash payments to be made to or on account of you or may require you to make prompt remittance to the Company of such tax amounts. Any cash payment to you under Section 5 of the Agreement will be included in your W-2 form as compensation and subject to applicable tax withholding.

5.	DIVIDEND EQUIVALENTS AND ADJUSTMENTS

(a) Dividend Equivalents shall be paid or credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited) as follows, except that the Committee may specify an alternative treatment from that specified in (i), (ii), or (iii) below for any dividend or distribution:

(i)	Cash Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of cash, then a cash amount shall be paid to you as of the payment date for such dividend or distribution equal to the number of RSUs credited to you as of the record date for such dividend or distribution multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date.

(ii)	Non-Share Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than shares, then a number of additional RSUs shall be credited to you as of the payment date for such dividend or distribution equal to the number of RSUs credited to you as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share at such payment date.

(iii)	Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares, or there occurs a forward split of Common Stock, then a number of additional RSUs shall be credited to you as of the payment date for such dividend or distribution or forward split equal to the number of RSUs credited to you as of the record date for such dividend or distribution or split multiplied by the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

(b) The number of your RSUs and other related terms shall be appropriately adjusted, in order to prevent dilution or enlargement of your rights with respect to RSUs, to reflect any changes in the outstanding shares of Common Stock resulting from any event referred to in Section 10 of the Plan or any other “equity restructuring” as defined in FAS 123R, taking into account any RSUs credited to you in connection with such event under Section 5(a).

6.	EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the RSUs or any other payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company unless otherwise specifically provided for in such plan.

7.	RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary or any specific position or level of employment with the Company or any subsidiary or affect in any way the right of the Company or any subsidiary to terminate your employment without prior notice at any time for any reason or no reason.

8.	ADMINISTRATION; UNFUNDED OBLIGATIONS

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, you, and all interested parties. Any provision for distribution in settlement of your RSUs and other obligations hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in you or any beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary. You and any of your beneficiaries entitled to any settlement or distribution hereunder shall be a general creditor of the Company.

9.	AMENDMENT

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that the Award which is the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

10.	SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

11.	GOVERNING LAW

This Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of New York.

12.	SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

13.	DATA PRIVACY

By entering into this agreement, you (i) authorize the Company, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its subsidiaries such information and data as the Company or any such subsidiary shall request in order to facilitate the grant of RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize the Company to store and transmit such information in electronic form.

14.	ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties. This Agreement shall not be modified or amended except in writing duly signed by the parties, except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

For the Company

Bristol-Myers Squibb Company

By:
Date:

I have read this Agreement in its entirety. I hereby agree to all the terms, restrictions and conditions set forth in the Agreement.

EXHIBIT C

PERFORMANCE SHARE AWARD AGREEMENT

PERFORMANCE SHARES AGREEMENT

Under the Bristol-Myers Squibb Company

2002 Stock Incentive Plan

2007-2009 Performance Cycle

This Performance Shares Agreement (the “Agreement”) confirms the authorization of a grant of a Performance Award, by BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (the "Company"), to the Participant named below (“you”), under Section 7 of the 2002 Stock Incentive Plan (the "Plan"), such Performance Award to be designated as “Performance Shares,” on the terms and conditions specified in this Agreement, as follows:

Award Date:             , 2007

Performance Cycle Start Date: January 1, 2007

Target Number of Performance Shares authorized for 2007-2009 performance cycle:

2007 Performance Shares (07-09 Cycle): 56,666

2008 Performance Shares (07-09 Cycle): 56,667

2009 Performance Shares (07-09 Cycle): 56,667

Total Performance Shares (07-09 Cycle): 170,000

The year referenced for each of these three “tranches” is the “Performance Year” for that tranche.

Range at which Performance Shares may be earned for varying performance:

Threshold:     % of Target

Target: 100% of Target

Maximum:     % of Target

Performance Goal and Earning Date: A separate Performance Goal will be set for each tranche by March 30 of the Performance Year, specifying the number of Performance Shares that may be earned for specified levels of performance. The Earning Date will be December 31 of the Performance Year. The Performance Goal for the 2007 Performance Shares is attached as Exhibit A hereto.

Vesting: Earned Performance Shares will vest at the date between January 1, 2010 and March 15, 2010, at which the Committee determines and certifies the extent to which the Performance Goals for the 2009 Performance Shares have been met, subject to earlier vesting at the times indicated in Sections 6 and 8.

Settlement: Earned and vested Performance Shares will be settled by delivery of one share of the Company's Common Stock, $0.10 par value per share ("Shares"), for each Performance Share being settled. No dividend equivalents will accrue or be payable in connection with Performance Shares. Settlement shall occur at the time specified in Section 4 hereof.

1.	PERFORMANCE SHARE AWARD

The Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (the "Committee") has granted to you the opportunity to earn the 2007 Performance Shares as designated herein subject to the terms, conditions and restrictions set forth in this Agreement. In addition, the Committee hereby indicates its intention to grant to you the opportunity to earn the 2008 Performance Shares and the 2009 Performance Shares for the 2007-2009 performance cycle and subject to this Agreement; such grants shall become effective only at such time as the Committee has specified the Performance Goal for those Performance Shares (by March 30 of the relevant Performance Year). The target number of each tranche of Performance Shares and the kind of shares deliverable in settlement, the calculation of earnings per share as a Performance Goal, and other terms and conditions of the Performance Shares are subject to adjustment in accordance with Section 11 hereof and Section 10 of the Plan. The beginning of each Performance Year shall be deemed the commencement of a separate “award period” for purposes of Plan Sections 7(a) and (b)(3), (5), (6), (8), and (10). The Performance Shares are granted independently and not in conjunction with any stock option. The award period shall be deemed to extend for the period in which the Performance Shares are subject to a risk of forfeiture in order to give effect to the vesting requirements of this Award, but the period during which performance is measured shall be the Performance Year relating to particular Performance Shares.

2.	CONSIDERATION

As consideration for grant of 2007 Performance Shares, you shall remain in the continuous employ of the Company and/or its Subsidiaries or Affiliates for at least one year from the Performance Cycle Start Date or such lesser period as the Committee shall determine in its sole discretion, and no Performance Shares shall be payable until after the completion of such one year or lesser period of employment by you. No 2008 Performance Shares or 2009 Performance Shares shall be granted hereunder unless you have met the one-year continuous employment requirement specified in this Section 2, measured from the Performance Cycle Start Date.

3.	PERFORMANCE GOALS

The Performance Goals for the 2007 Performance Shares are specified on the cover page of this Agreement and Exhibit A hereto, and for the 2008 Performance Shares and 2009 Performance Shares shall be specified in writing in such manner as the Committee may determine.

4.	DETERMINATION OF PERFORMANCE SHARES EARNED AND VESTED; FORFEITURES; SETTLEMENT

By March 15 of the year following each Performance Year, the Committee shall determine the extent to which Performance Shares have been earned on the basis of the Company's actual performance in relation to the established Performance Goals for the Performance Shares relating to that Performance Year, and shall certify these results in writing in accordance with Plan Section 7(b)(6), subject to any limitation under Section 7 hereof (if you are Disabled during the Performance Year in excess of 26 weeks). Any Performance Shares that are not earned by performance in a Performance Year (or deemed to be earned in connection with a termination of employment under Sections 6 and 8 below), including Performance Shares that had been potentially earnable by performance in excess of the actual performance levels achieved, shall be canceled and forfeited.

Performance Shares are subject to vesting based on your service for periods which extend past the applicable Performance Year. The stated vesting date is set forth on the cover page hereof. If, before the stated vesting date, there occurs an event immediately after which you are not an employee of the Company, its subsidiaries or an affiliate of the Company, you will become vested in Performance Shares only to the extent provided in Section 6 or 8, and any Performance Shares that have not been earned and vested at or before such event and cannot thereafter be earned and vested under Sections 6 or 8 shall be canceled and forfeited.

In certain termination events as specified below and in connection with a long-term Disability (as defined in Section 7), you will be entitled to vesting of a “Pro Rata Portion” of the Performance Shares earned or deemed earned hereunder. For purposes of this Agreement, in the case of a termination of employment, the Pro Rata Portion is calculated as the number of Performance Shares relating to a given Performance Year multiplied by a fraction the numerator of which is the number of months you were employed from the commencement of that Performance Year through the end of the month in which your termination of employment occurred (but not more than 12) and the denominator of which is 12; provided, however, that the number of months you were employed shall be reduced by the number of months during such Performance Year in which you were Disabled in excess of 26 weeks since the commencement of the Disability. For purposes of this Agreement, in the case of a Disability extending longer than 26 weeks, the Pro Rata Portion is calculated as the number of Performance Shares relating to a given Performance Year multiplied by a fraction the numerator of which is 12 minus the number of months you were Disabled in excess of 26 weeks since the commencement of the Disability, and the denominator of which is 12. For purposes of calculations under this paragraph: (a) one or more days worked in a given month is counted as a full month of employment; and (b) one or more days on Disability in a given month in which the duration of Disability has not yet exceeded 26 weeks is also counted as a full month of employment.

The number of Performance Shares earned or vested shall be rounded to the nearest whole Performance Share, unless otherwise determined by the Company officers responsible for day-to-day administration of the Plan.

Performance Shares that become vested while you remain employed by the Company or a subsidiary or affiliate shall be settled promptly upon vesting by delivery of one Share for each Performance Share being settled, unless validly deferred in accordance with deferral terms then authorized by the Committee (subject to Plan Section 13). Performance Shares that become vested under Sections 6(a), 6(b), or 8 shall be settled at the times specified therein; provided, however, that settlement of Performance Shares under Section 6(a) or (b) shall be subject to the applicable provisions of Plan Section 13(a). (Note: Section 13 could apply if settlement is triggered by a Change in Control or a termination following a Change in Control). Until Shares are delivered to you in settlement of Performance Shares, you shall have none of the rights of a stockholder of the Company with respect to the Shares issuable in settlement of the Performance Shares, including the right to vote the shares and receive dividends and other distributions. Shares of stock issuable in settlement of Performance Shares shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine.

5.	NONTRANSFERABILITY OF PERFORMANCE SHARES AND DESIGNATION OF BENEFICIARY

Performance Shares shall not be transferable other than by will or by the laws of descent and distribution, except that you may designate a beneficiary pursuant to the provisions hereof on a Designation of Beneficiary form.

If you and/or your beneficiary shall attempt to assign your rights under this Agreement in violation of the provisions herein, the Company's obligation to settle Performance Shares or otherwise make payments shall terminate.

If no designated beneficiary is living on the date on which shares are deliverable in settlement or other amount becomes payable to you, or if no beneficiary has been specified, such settlement or payment will be payable to the person or persons in the first of the following classes of successive preference:

(i)	Widow or widower, if then living,

(ii)	Surviving children, equally,

(iii)	Surviving parents, equally,

(iv)	Surviving brothers and sisters, equally,

(v)	Executors or administrators

and the term "beneficiary" as used in this Agreement shall include such person or persons.

6.	RETIREMENT AND OTHER TERMINATIONS (EXCLUDING DEATH)

(a) In the event of your Retirement (as defined in the Plan, and in your case, will be your termination of service with the Company on or after your 65th birthday) prior to settlement of Performance Shares and after you have satisfied the one-year employment requirement of Section 2, you will be deemed vested (i) in any Performance Shares that relate to a Performance Year completed before your Retirement and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii), with respect to Performance Shares relating to a Performance Year in progress at the date of your Retirement, in a Pro Rata Portion of the Performance Shares you would have actually earned for that Performance Year if you had continued to be employed through the date the Committee determines the earning of the Performance Shares for that Performance Year under Section 4. Notwithstanding the foregoing, in the event of your Retirement at or after May 1, 2009, you will be deemed vested (i) in any Performance Shares that relate to a Performance Year completed before your Retirement and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii), with respect to Performance Shares relating to a Performance Year in progress at the date of your Retirement, in all of the Performance Shares you would have actually earned for that Performance Year if you had continued to be employed through the date the Committee determines the earning of the Performance Shares for that Performance Year under Section 4. Any Performance Shares earned and vested under this Section 6(a) shall be settled at the earlier of (i) the date such Performance Shares would have vested if you had continued to be employed by the Company or a subsidiary or affiliate, (ii), in the event of a Change in Control, as to previously earned Performance Shares promptly upon the Change in Control and, in the case of any unearned Performance Shares, promptly following the date at which the Committee determines the extent to which such Performance Shares have been earned (in each case subject to Section 13 of the Plan) or (iii), in the event of your death, in the year following the Performance Year in which your Retirement occurred (following the Committee’s determination of the extent to which any remaining unearned Performance Shares have been earned) or, if your death occurred after that year, as promptly as practicable following your death. Following your Retirement, any Performance Shares that have not been earned and vested and thereafter will not be deemed earned and vested under this Section 6(a) will be canceled and forfeited.

(b) In the event that you have a Qualifying Termination (i.e., a termination for a “qualifying reason”) as defined in Plan Section 6(b)(14)(B) during the eligibility period following a Change in Control (as defined in the Plan), you will be deemed vested (i) in any Performance Shares that relate to a Performance Year completed before such termination and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii), with respect to Performance Shares relating to a Performance Year in progress at the date of your Qualifying Termination (including Performance Shares otherwise not meeting the one-year requirement of Section 2), in a Pro Rata Portion of the target number of Performance Shares that could have been earned in the Performance Year. Notwithstanding the foregoing, in the event that you are age 65 or older upon your Qualifying Termination during the eligibility period following a Change in Control, you shall be entitled to receive the benefits under Section 6(a) hereof as if your employment with the Company had terminated due to your Retirement and not a Qualifying Termination during the eligibility period following a Change in Control. Such benefits shall be in lieu of the benefits provided under this Section 6(b). Any Performance Shares earned and vested under this Section 6(b) shall be settled promptly; provided, however, any additional forfeiture conditions in the nature of a "clawback" contained in Section 10 of this Agreement shall continue to apply to any payment. Upon your Qualifying Termination, any Performance Shares that have not been deemed earned and vested under this Section 6(b) will be canceled and forfeited.

(c) If you cease to be an employee of the Company and its subsidiaries and affiliates for any reason other than Retirement, death or a Qualifying Termination within the eligibility period following a Change in Control, Performance Shares granted herein that have not become both earned and vested shall be canceled and forfeited and you shall have no right to settlement of any portion of the Performance Shares.

7.	DISABILITY OF PARTICIPANT

For purposes of this Agreement, "Disability" or "Disabled" shall mean qualifying for and receiving payments under a disability plan of the Company or any subsidiary or affiliate either in the United States or in a jurisdiction outside of the United States, and in jurisdictions outside of the United States shall also include qualifying for and receiving payments under a mandatory or universal disability plan or program managed or maintained by the government. If you become Disabled, you will not be deemed to have terminated employment for the period during which, under the applicable Disability pay plan of the Company or a subsidiary or affiliate, you are deemed to be employed and continue to receive Disability payments. Upon the cessation of payments under such Disability pay plan, (i) if you return to employment status with the Company or a subsidiary or affiliate, you will not be deemed to have terminated employment, and (ii), if you do not return to such employment status, you will be deemed to have terminated employment at the date of cessation of such Disability payments, with such termination treated for purposes of the Performance Shares as a Retirement, death, or voluntary termination based on your circumstances at the time of such termination. If you have been Disabled for a period in excess of 26 weeks in the aggregate during one or more Performance Years, for each affected Performance Year you will earn only a Pro Rata Portion of the Performance Shares you otherwise would have earned in respect of such a Performance Year.

8.	DEATH OF PARTICIPANT

In the event of your death while employed by the Company or a subsidiary and prior to settlement of Performance Shares but after you have satisfied the one-year employment requirement of Section 2, you will be deemed vested (i) in any Performance Shares that relate to a Performance Year completed before your death and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii), with respect to Performance Shares relating to a Performance Year in progress at the date of your death, in a Pro Rata Portion of the Performance Shares you would have actually earned for that Performance Year if you had continued to be employed through the date the Committee determines the earning of the Performance Shares for that Performance Year under Section 4. In this case, your beneficiary shall be entitled to settlement of any of your earned and vested Performance Shares in the year following your year of death as promptly as practicable following the determination of the number of Performance Shares earned under clause (ii) above. In the case of your death, any Performance Shares that have not been earned and vested and thereafter will not be deemed earned and vested under this Section 8 will be canceled and forfeited. Notwithstanding the foregoing, in the event that you are age 65 or older upon your death, your estate shall be entitled to receive the benefits under Section 6(a) hereof as if your employment with the Company had terminated due to your Retirement and not your death. Such benefits shall be in lieu of the benefits provided under this Section 8.

9.	TAXES

At such time as the Company or any subsidiary or affiliate is required to withhold taxes with respect to the Performance Shares, or at an earlier date as determined by the Company, you shall make remittance to the Company or to your employer of an amount sufficient to cover such taxes or make such other arrangement regarding payments of such taxes as are satisfactory to the Committee. The Company and its Subsidiaries and affiliates shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to you, including by means of mandatory withholding of shares deliverable in settlement of your Performance Shares, to satisfy the mandatory tax withholding requirements.

10.	FORFEITURE IN THE EVENT OF COMPETITION AND/OR SOLICITATION OR OTHER DETRIMENTAL ACTS

You acknowledge that your continued employment with the Company and its subsidiaries and affiliates and this grant of Performance Shares are sufficient consideration for this Agreement, including, without limitation, the restrictions imposed upon you by Section 10.

a)	By accepting the Performance Shares granted hereby , you expressly agree and covenant that during the Restricted Period (as defined below), you shall not, without the prior consent of the Company, directly or indirectly:

i)	own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one percent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

ii)	be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business in such a way that such connection might result in an increase in value or worth of any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company. You may, however, be actively connected with a Competitive Business after your employment with the Company terminates for any reason, so long as your connection to the business does not involve any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company and the Company is provided written assurances of this fact from the Competing Company prior to your beginning such connection;

iii)	take any action that might divert any opportunity from the Company or any of its affiliates, successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

iv)	employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or who has been employed by the Company within one year of the date your employment with the Company ceased for any reason whatsoever;

v)	contact, call upon or solicit any customer of the Company, or attempt to divert or take away from the Company the business of any of its customers;

vi)	contact, call upon or solicit any prospective customer of the Company that you became aware of or were introduced to in the course of your duties for the Company, or otherwise divert or take away from the Company the business of any prospective customer of the Company; or

vii)	engage in any activity that is harmful to the interests of the Company, including, without limitation, any conduct during the term of your employment that violates the Company’s Standards of Business Conduct and Ethics, securities trading policy and other policies.

b)	Forfeiture. You agree and covenant that, if the Company determines that you have violated any provisions of Section 10(a) above during the Restricted Period, then:

i)	any portion of the Performance Shares that have not been settled or paid to you as of the date of such determination shall be immediately canceled and forfeited;

ii)	you shall automatically forfeit any rights you may have with respect to the Performance Shares as of the date of such determination;

iii)	if any Performance Shares have become vested within the twelve-month period immediately preceding a violation of Section 10(a) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for Shares equal to the number of Shares delivered to you in settlement of such vested Performance Shares if such delivery was made in Shares or you shall pay cash equal to the value cash paid to you in settlement of such vested Performance Shares if such payment was made in cash; and

iv)	the foregoing remedies set forth in Section 10(b) shall not be the Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.

c)	Definitions. For purposes of this Section 10, the following definitions shall apply:

i)	The Company directly advertises and solicits business from customers wherever they may be found and its business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s business in any way, in any geographic area in which the Company engages in business, including, without limitation, any state in the United States in which the Company sells or offers to sell its products from time to time.

ii)	“Restricted Period” means the period during which you are employed by the Company or its subsidiaries and affiliates and twelve months following the date that you no longer are employed by the Company or any of its subsidiaries or affiliates for any reason whatsoever.

d)	Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of Section 10 are fair and reasonable and are reasonably required for the protection of the Company. In the event that any part of this Agreement, including, without limitation, Section 10, is held to be unenforceable or invalid, the remaining parts of this Agreement and Section 10 shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in Section 10 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

e)	Additional Remedies. You acknowledge that breach by you of this Agreement would cause irreparable harm to the Company and that in the event of such breach, the Company shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

11.	ADJUSTMENTS

The target number of Performance Shares, the kind of securities deliverable in settlement of Performance Shares, and any performance measure based on per share results shall be appropriately adjusted in order to prevent dilution or enlargement of your rights with respect to the Performance Shares upon the occurrence of an event referred to in Section 10 of the Plan. In furtherance of the foregoing, in the event of an equity restructuring, as defined in FAS 123R, which affects the Shares, you shall have a legal right to an adjustment to your Performance Shares which shall preserve without enlarging the value of the Performance Shares, with the manner of such adjustment to be determined by the Committee in its discretion. However, no adjustments shall be made hereunder for any ordinary cash dividends paid on Common Stock. Any Performance Shares or related rights which directly or indirectly result from an adjustment to a Performance Share hereunder shall be subject to the same risk of forfeiture and other conditions as apply to the granted Performance Share and will be settled at the same time as the granted Performance Share.

12.	EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the Performance Shares or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or its subsidiaries or affiliates unless otherwise specifically provided for in such plan.

13.	RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary or affiliate or any specific position or level of employment with the Company or any subsidiary or affiliate or affect in any way the right of the Company or any subsidiary or affiliate to terminate your employment without prior notice at any time for any reason or no reason.

14.	ADMINISTRATION

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, any subsidiary or affiliate, you, and all interested parties. Any provision for distribution in settlement of your Performance Shares and other obligations hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in you or any beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary. You and any of your beneficiaries entitled to any settlement or other payment hereunder shall be a general creditor of the Company.

15.	AMENDMENT

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that Performance Shares which are the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

16.	SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

17.	GOVERNING LAW

This Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of New York.

18.	SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

19.	DATA PRIVACY

By entering into this agreement, you (i) authorize the Company, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its subsidiaries such information and data as the Company or any such subsidiary shall request in order to facilitate the grant of Performance Shares and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize the Company to store and transmit such information in electronic form.

20.	ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties. This Agreement shall not be modified or amended except in writing duly signed by the parties except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

I have read this agreement in its entirety. My signature below indicates my agreement to all the terms, restrictions and conditions set forth in the agreement.

For the Company

Bristol-Myers Squibb Company

By:
Date:

Participant

Sign Here:

Date:

Exhibit A

BRISTOL-MYERS SQUIBB COMPANY

2002 Stock Incentive Plan

2007 Performance Shares (07-09 Cycle)— Performance Goals

The number of 2007 Performance Shares earned by Participant shall be determined as of December 31, 2007 (the "Earning Date"), based on the Company’s 2007 Sales Performance as defined below and 2007 EPS Performance as defined below, determined based on the following grid

	Threshold	Target	Maximum
2007 Sales Performance	$	$	$
2007 EPS Performance	$	$	$

Participant shall earn     % of the target number of 2007 Performance Shares for “Threshold Performance,” 100% of the target number of 2007 Performance Shares for “Target Performance,” and     % of the target number of 2007 Performance shares for “Maximum Performance.” For this purpose, 2007 Sales Performance and 2007 EPS Performance are equally weighted, so level of earning of 2007 Performance Shares shall be determined as a percentage for each performance measure and the two percentages averaged. To derive a percentage of 2007 Performance Shares earned for either performance measure, the percentage earned between Threshold and Target or between Target and Maximum shall be based on straight-line interpolation.

Determinations of the Committee regarding 2007 Sales Performance and 2007 EPS Performance, the resulting 2007 Performance Shares earned and related matters will be final and binding on Participant.

2007 Sales Performance shall mean Net Sales for 2007. 2007 EPS Performance shall mean fully diluted Earnings Per Share excluding specified items, for 2007, subject to adjustment in the event of an equity restructuring as defined under FAS 123R and affecting the Shares; any such adjustment shall preserve without enlarging the Participant’s award opportunity hereunder. Except for adjustments in the event of an extraordinary dividend or dividend payable in Shares, no dividends or dividend equivalents will accrue with respect to Performance Shares in respect of any record date that precedes settlement of the Performance Shares.

EXHIBIT D

CHANGE IN CONTROL AGREEMENT

CHANGE-IN-CONTROL AGREEMENT

April [•], 2007

PERSONAL AND CONFIDENTIAL

Mr. James M. Cornelius

Chief Executive Officer

Bristol-Myers Squibb Company

345 Park Avenue

New York, New York 10154

Dear Mr. Cornelius:

Bristol-Myers Squibb Company (the “Company”) considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel. Our Board of Directors (the “Board”) recognizes that the possibility of a change in ownership or control of the Company may result in the departure or distraction of key personnel to the detriment of the Company and our stockholders. Therefore, the Board has determined to enter into this agreement with you (i) to encourage and reinforce your attention and dedication to your assigned duties without distraction in the face of the disruptive circumstances that can arise from a possible change in control of the Company, (ii) to enhance our ability to retain you in those circumstances, and (iii) to provide you with fair and reasonable protection from the risks of a change in ownership and control so that you will be in a position to help the Company complete a transaction that would be beneficial to stockholders. Accordingly, you and the Company agree as follows:

1. Term of Agreement and Protected Period.

(a) Term of Agreement. This Agreement shall be effective as of January 1, 2007 and shall continue in effect through December 31, 2007, and commencing on January 1, 2008, and each January 1 thereafter, this Agreement shall be automatically extended for one additional year unless, not later than December 1 of the year preceding the renewal date, either party to this Agreement has given notice to the other that the Agreement shall not be extended under this Section 1(a); provided, however, that if a Change in Control or Potential Change in Control (as defined below) have occurred during the term of this Agreement, this Agreement shall continue in effect until the later of 36 months beyond the month in which the latest Change in Control occurred or the next December 31 that is at least 18 months after the latest occurrence of a Potential Change in Control. The foregoing notwithstanding, this Agreement shall terminate upon your attaining your Retirement Date, except as provided in Section 4(c) hereof.

(b) Protected Period. The “Protected Period” is the period from the time of occurrence of a Change in Control until the end of the 36th month after the Change in Control, except that the introductory text to Section 4 provides that certain events occurring before a Change in Control shall be deemed to have occurred during the Protected Period.

2. Change in Control and Potential Change in Control.

(a) A “Change in Control” shall be deemed to have occurred if, during the term of this Agreement, on the earliest to occur of the following dates:

(i) The date any Person (as defined in Section 13(d)(3) of the Securities and Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the Company;

(ii) The date of consummation of a merger or consolidation of the Company with any other corporation other than (i) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company in which no Person acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(iii) The date the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets;

(iv) The date there shall have been a change in the composition of the Board of Directors of the Company within a two (2) year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the Company’s stockholders or, if earlier, initial appointment to the Board was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two (2) year period together with the directors who were previously so approved.

The foregoing notwithstanding, a Change in Control shall not include any event, circumstance or transaction resulting from the actions of any entity or group which is affiliated with you, unless the event, circumstance or transaction is within six months following a Potential Change in Control which resulted from the action of an entity or group not affiliated with you. The term “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(b) A “Potential Change in Control” shall be deemed to have occurred if, during the term of this Agreement:

(i) The Company enters into a written agreement, the consummation of which would result in a Change in Control; or

(ii) The Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

(iii) Any Person who is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding securities (except, if the Beneficial Owner is an institutional investor eligible to file a Schedule 13G in respect of the Company under Rule 13d-1(b), this threshold shall be 15%), thereafter increases such Person’s beneficial ownership of such securities by 5% or more; or

(iv) The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

3. Employee Covenants.

You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, you will remain in the employ of the Company or a subsidiary until the date that is six months after the earliest Potential Change in Control, except your commitment will end upon (i) the occurrence of a Change in Control, (ii) your Termination by reason of death , (iii) your Termination by the Company for any reason, or (iv) any other Termination under which you become entitled to severance and benefits under Section 4(b) of this Agreement. A “Termination” means an event by which your employment relationship with the Company and all subsidiaries has ended, provided that a Termination will occur no earlier than the time at which you have had a “separation from service” within the meaning of Proposed Treasury Regulation § 1.409A-1(h).

4. Termination and Resulting Compensation and Benefits. The Agreement provides no compensation or benefits in connection with Terminations which occur at times other than during the Protected Period, except that, if you are Terminated prior to a Change in Control by the Company without Cause at the direction of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control, or if you Terminate with Good Reason prior to a Change in Control (determined by treating a Potential Change in Control as a Change in Control in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction of such Person, then your Termination shall be deemed to have been during the Protected Period and following a Change in Control and shall qualify for the compensation and benefits specified in Section 4(b).

(a) Termination by the Company for Cause, by You Without Good Reason, or by Reason of Death, and Failure to Perform Duties Due to Disability. If during the Protected Period you are Terminated by the Company for Cause, you voluntarily Terminate without Good Reason, Termination occurs due to your death, or you fail to perform your duties with the Company as a result of Disability, the Company will have no obligation to pay any compensation or benefits to you under this Agreement, but the following obligations will apply:

(i) In the case of failure to perform your duties due to Disability, you will be compensated on terms at least as favorable as those of the Company’s short-term and long-term disability plans as in effect immediately prior to the Change in Control.

(ii) For any such Termination, you will be paid your salary through the Date of Termination plus all other compensation and benefits payable through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period. If any annual incentive compensation was potentially earnable by you by performance in a year that has been completed, and such year was completed at the date of Termination but the annual incentive compensation was not yet determined or not yet paid, the Company will determine the amount payable in good faith and with no exercise of negative discretion except as is consistent with the exercise of such negative discretion for other executives of the Company who have not Terminated (taking into account practice in prior years in determining such annual incentive awards); provided, however, that this sentence will not apply in the case of a Termination by the Company for Cause.

(iii) You will receive other compensation and benefits accrued and owing but not yet paid at the Date of Termination and any compensation and benefits as may be provided under the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements on terms at least as favorable as those in effect immediately prior to the Change in Control.

(b) Terminations Triggering Severance Compensation and Benefits. In lieu of any other severance compensation or benefits to which you may otherwise be entitled under any plan, program, policy or arrangement of the Company or any subsidiary, entitlement to which you hereby expressly waive, the Company will pay you the payments described in this Section 4(b) (the “Severance Payments”) upon Termination during the Protected Period and during the term of this Agreement, unless such termination is (i) by the Company for Cause, (ii) by reason of death, (iii) due to your failure to perform your duties with the Company as a result of Disability, or (iv) by you without Good Reason. The compensation and benefits provided under this Section 4(b) are as follows:

(i) The Company will pay you the amounts specified in Section 4(a)(ii).

(ii) In lieu of any further salary payments to you and in lieu of any severance benefit otherwise payable to you, the Company will pay you a lump sum severance payment, in cash, equal to 2.99 or, if less, the number of years, including fractions, from your Date of Termination until you reach your Retirement Date, times the sum of (i) the higher of your annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or your annual base salary in effect immediately prior to the Change in Control, and (ii) the aggregate amount of your target annual bonus opportunity for the year in which the Notice of Termination was given under the annual incentive plan applicable to you as in effect immediately prior to the occurrence of the event or circumstances giving rise to the Notice of Termination or, if greater, your target annual bonus under the applicable plan for the preceding year.

(iii) The Company will pay to you a lump sum amount, in cash, equal to the sum of (A) any incentive compensation which has been earned, allocated or awarded by you or to you for a completed calendar year or other measuring period preceding the Date of Termination but has not yet been paid (this shall not result, however, in duplication of payments under Section 4(b)(i) and 4(a)(ii), with any further service requirement for the vesting of such compensation deemed met as of the Date of Termination), and (B) in the case of any incentive award contingent upon performance (i.e., a contingency other than continued service), an amount equal to the pro rata portion of each authorized award or award opportunity for any performance measurement period that was in effect at the Date of Termination, calculated as to each such award assuming that any performance goal or measurement will have been achieved (for the entire performance period) at the target level (or actual results if available); provided, however, any additional forfeiture conditions in the nature of a “clawback” contained in any plan or award agreement shall continue to apply to any payment under clause (A) or (B), and shall be deemed your covenants to be performed following termination. For purposes of clause (B), the pro rata portion shall be determined based on the proportion of the performance period elapsed from the beginning of such period until the Date of Termination, and any service, vesting or other non-performance requirement relating to such an award, including a service period that would have extended after the performance period, will be deemed met; provided, however, that the payment authorized by Section 4(b)(iii)(B) will be limited if the terms of any award or other agreement specifically limit the payment under this agreement (referring clearly to this agreement or a predecessor change in control agreement).

(iv) In the case of restricted stock, restricted stock units, options, stock appreciation rights (“SARs”) and other equity awards, other than performance-based awards governed by Section 4(b)(iii) above, such awards shall be deemed fully vested and non-forfeitable (to the extent not previously vested and non-forfeitable) and restrictions on such awards shall automatically lapse as of the Date of Termination (subject to Section 4(d)), and options and SARs and other exercisable awards will be immediately exercisable in full at that date; provided, however, that (A) the enhanced rights and benefits specified in this Section 4(b)(iv) will be limited if and to the extent that the terms of any award or other agreement specifically limit such enhanced rights and benefits under this agreement (referring clearly to this agreement or a predecessor change-in-control agreement), (B) if minimum vesting requirements applicable to any award under the 2002 Stock Incentive Plan or other Company plan do not permit such accelerated vesting, the Company will make a cash payment to you equal to the fair market value (net of any exercise price) of such award at the Date of Termination, whereupon such award will be canceled, (C) any additional forfeiture conditions in the nature of a “clawback” contained in any plan or award agreement shall continue to apply, and shall apply to any payment under clause (B), and shall be deemed your covenants to be performed following termination, and (D) the acceleration of options and SARs provided for hereunder is subject to the limitations specified in Section 4(c).

(v) In addition to the retirement benefits to which you are entitled under the Bristol-Myers Squibb Company Retirement Income Plan (the “Retirement Plan”) and the Bristol-Myers Squibb Company Benefit Equalization Plan relating to the Retirement Plan (the “BEP”), or any successor plans thereto, the Company will pay you an additional amount (the “Additional Amount”) equal to the excess of:

(x)	the actuarial equivalent present value of the retirement pension (determined as a straight life annuity commencing at Retirement Date) which you would have accrued under the terms of the Retirement Plan and BEP (without regard to any amendment to the Retirement Plan or BEP made subsequent to a Change in Control which is adverse to you), determined as if you (A) were fully vested thereunder, and (B) had accumulated (after the Date of Termination) 36 additional months of age and service credit thereunder at your highest annual rate of compensation (as such term is defined under the BEP) during the 12 months immediately preceding the Date of Termination (but in no event will you be deemed to have accumulated additional service credit in excess of the maximums taken into account under the Retirement Plan and BEP) (the “Additional Age/Service Credit”)

over

(y)	the actuarial equivalent present value of the vested retirement pension (determined as a straight life annuity commencing at your Retirement Date) which you had then accrued pursuant to the respective provisions of the Retirement Plan and BEP (the BEP portion of such retirement pension being the “Base BEP Benefit”).

Such Additional Amount will be paid as a cash lump sum following your separation of service and in accordance with Section 4(d) hereof. If you have not attained age 55 with ten years of service credit as of the Date of Termination (after taking into account the Additional Age/Service Credit), the present value will be calculated under this Section 4(b)(v) as though you had attained age 55 with ten years of service credit as of the Date of Termination, and without actuarial reduction to reflect the fact that you have not attained age 55 with ten years of service as of the Date of Termination. For purposes of this Section 4(b)(v), “actuarial equivalent” will be determined using the same methods and assumptions utilized under the Retirement Plan immediately prior to the Date of Termination.

(vi) For a 36-month period after the Date of Termination (subject to Section 4(d)), the Company will arrange to provide you with life and health (including medical and dental) insurance benefits and perquisites, excluding personal use of the company aircraft, if any, substantially similar to those which you are receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control). Benefits and perquisites otherwise receivable by you pursuant to this Section 4(b)(vi) will be reduced to the extent comparable benefits and perquisites are actually received by or made available to you without greater cost to you than as provided by the Company during the 36-month period (or shorter period applicable under Section 4(d)) following your termination of employment (and any such benefits and perquisites actually received by you will be reported to the Company by you); provided, however, that if the provision of any type of benefits and perquisites for the shorter period applicable under Section 4(d) nevertheless would result in you being deemed to be in constructive receipt of income and subject to tax penalties under Section 409A of the Internal Revenue Code (the “Code”) with respect to those benefits and perquisites before the time of your actual receipt of the goods or services constituting those benefits and perquisites, the Company will make cash payments to you in lieu of providing those benefits and perquisites for the 36-month period following termination. If payable, such payments will equal the Company’s cost of providing those benefits and perquisites, with reductions (if applicable under the preceding sentence) for comparable benefits and perquisites based on your circumstances through the end of the month prior to the date each such payment is to be made hereunder. Your first payment in lieu of those benefits and perquisites, if payable, for the year of termination and for the subsequent year if the subsequent year has begun before the payment is due, will be made six months after your termination, with subsequent payments in lieu of those benefits and perquisites due on the 15th day of January in each year until payments in lieu of benefits and perquisites for the full 36-month period have been made.

(vii) Following the 36-month period described in Section 4(b)(vi) (or any shorter period applicable under Section 4(b)(vi)), you will be immediately eligible to participate (although you may elect to defer commencement of such participation to such later date as you will determine) in the Company’s retiree medical plans, whether or not you have satisfied any age and service requirements then applicable. For purposes of determining the level of your participation thereunder, you will be deemed to have accumulated 36 months of additional age and service credit; it being understood that if your age and service credit (as augmented hereunder) do not satisfy the minimum requirements for eligibility, you will be eligible to participate at the level requiring the maximum contribution requirement by an eligible retiree. Notwithstanding the foregoing, in the event that the foregoing retiree benefits fail to comply with the requirements of Section 409A of the Code, then in lieu of receiving such benefits, you will be entitled to receive cash payments from the Company that will equal the Company’s cost of providing those benefits to you. Your first payment in lieu of those retiree benefits will be made in the first month following cessation of the coverage or payments in lieu of coverage as provided under Section 4(b)(vi) hereof.

(viii) In addition to the vested amounts, if any, to which you are entitled under the Savings Plan as of the Date of Termination, the Company will pay you a lump sum amount equal to the value of the unvested portion, if any, of the employer matching contributions credited to you under the Savings Plan (to the extent such unvested portion is forfeited as a result of your Termination).

(ix) The Company will provide you with (including reimbursements to you for) reasonable outplacement services consistent with past practices of the Company prior to the Change in Control.

(c) Excise Tax, Gross-Up and Related Provisions . In the event you become entitled to any amounts payable in connection with a Change in Control (whether or not such amounts are payable pursuant to this Agreement) (the “CiC Payments”), if any of such CiC Payments are subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay to you at the time specified in Section 4(d) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax (taking into account the loss of itemized deductions) and employment tax and Excise Tax upon the payment provided for by this Section 4(c), shall be equal to the present value of the Total Payments. If any portion of the Total Payments would be subject to the imposition of the Excise Tax, and if a reduction of any compensation or benefit under Section 4(b) by an amount not exceeding 10% of the Safe Harbor Amount would avoid the imposition of the Excise Tax on you, payments and benefits payable pursuant to Section 4(b) of this Agreement shall be reduced to the extent necessary (but not more than 10% of the Safe Harbor Amount and only to the extent necessary) to result in no imposition of the Excise Tax on you. This cut-back provision shall apply to amounts and benefits payable hereunder which are designated in writing by you prior to the applicable payment date or, if no designation has been made, to payments and benefits hereunder as determined by the Company so as to minimize the amount of your compensation that is reduced (i.e., the payments that to the greatest extent are parachute payments shall be reduced to the extent authorized hereunder). “Safe Harbor Amount” shall mean one dollar less than 300% of the “base amount” as determined in accordance with Section 280G(b)(3) of the Code.

For purposes of determining whether any of the CiC Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i) The Severance Payments and any other payments or benefits received or to be received by you in connection with a Change in Control or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (which together constitute the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of nationally-recognized tax counsel selected by the Company’s independent auditors and reasonably acceptable to you (the “Tax Counsel”), such payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(ii) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments and (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 4(c)(i) above), provided, however, that no payment or benefit shall be treated as subject to the Excise Tax or as a parachute payment if you have effectively waived in writing, prior to the Date of Termination, your right to receive such payment or benefit; and

(iii) The value of any non-cash benefits or any deferred payments or benefit shall be determined by the Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation (taking into account the loss of itemized deductions) in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of your Termination, you shall repay to the Company, within ten days after the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you to the extent that such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess within ten days after the time that the amount of such excess is finally determined. In the event that the subsequent determinations as to the Excise Tax affect the calculations relating to the cut-back provisions, such amounts will be recalculated and the provisions of this Section 4(c) applied based on the revised calculations, with interest applied to any payments by either party at the rate provided in Section 1274(b)(2)(B) of the Code.

The provisions of this Section 4(c) and Section 4(d) below shall survive the expiration or termination of this Agreement and your employment with the Company and shall be fully enforceable thereafter, even after the Retirement Date.

(d) Time of Payment. The payments provided for in Sections 4(b)(i), (ii), (iii), (iv), (v) and (viii) and Section 4(c) shall be made not later than the fifth day following the Date of Termination; provided, however, that if authorization of payment of such amount at that time or the actual payment of such amount at that time would trigger constructive receipt of taxation on such payment under Code Section 409A prior to the year of actual payment or trigger a tax penalty in connection with such payment under Code Section 409A, the payment will be on the date six months after the Date of Termination, together with interest on the unpaid amount at a rate equal to the short-term applicable federal rate (with semiannual compounding) established by the Internal Revenue Service under Section 1274(b)(2)(B) of the Internal Revenue Code and in effect at the date the amount would have been paid but for the delay hereunder; and provided further that, if the amount of such payments due on the fifth day following the Date of Termination cannot be finally determined on or before that payment date, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, you shall be obligated to repay such excess amount on the fifth business day after demand by the Company, together with interest at the rate provided in Section 1274(b)(2)(B) of the Code. At the time that payments are made under this Section, the Company will provide you with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including any opinions or other advice the Company received from Tax Counsel, outside counsel, auditors or consultants. The foregoing and other provisions of the Agreement notwithstanding, if any right to payment or other benefit hereunder would be deemed, under then applicable U.S. federal income tax laws and regulations, to be constructively received by you (and thus subject to income taxation) prior to the date such payment or benefit is payable hereunder, then (i) the distribution terms and your other rights to such payment or benefit shall be automatically modified to conform to the tax law requirements to ensure that you do not have such constructive receipt, and (ii) if no possible modification under clause (i) could preclude your constructive receipt of such payment or benefit, the payment or benefit will be paid as promptly as practicable on or after the date it would be deemed to have been constructively received by you. The period during which a specific type of benefit will be provided under Section 4(b)(vi) shall be reduced so that it extends from the Date of Termination until December 31 of the second calendar year following the Date of Termination if (i) providing such benefit for the 36-month period specified under Section 4(b)(vi) would result in you being deemed to be in constructive receipt of compensation and to tax penalties under Code Section 409A in respect of substantially all of such benefit, and (ii) the reduced benefit period provided under this sentence would avoid such constructive receipt and tax penalties.

(e) Notice. During the Protected Period, any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto.

(f) Certain Definitions. Except as otherwise indicated in this Agreement, all definitions in this Section 4(f) shall be applicable during the Protected Period only.

(i) Cause. “Cause” for termination by the Company of your employment, during the Protected Period, shall mean (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by you) for a period of at least 30 consecutive days after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, or (C) you are convicted of, or have entered a plea of nolo contendere to, a felony. For purposes of clauses (A) and (B) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company. The foregoing notwithstanding, you will not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, you were guilty of conduct set forth above in this Section 4(f)(i) and specifying the particulars thereof in detail.

(ii) Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination which, in the case of a Termination by the Company (other than a Termination for Cause), shall not be less than 30 days from the date such Notice of Termination is given and, in the case of a Termination by you, shall not be less than 15 nor more than 60 days from the date such Notice of Termination is given.

(iii) Disability. “Disability” shall have the meaning stated in the Company’s short- and long-term disability plans as in effect immediately prior to a Change in Control.

(iv) Good Reason. “Good Reason” for Termination of your employment will mean the occurrence, without your express written consent, of any one of the following unless, in the case of paragraph (A), (E), (F), (G), or (H) below, such circumstances are fully corrected prior to the Date of Termination:

(A) the assignment to you of any duties inconsistent with your status as an officer of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

(B) a reduction by the Company in your annual base salary or target annual incentive bonuses in effect immediately prior to the Change in Control or as the same may be increased from time to time;

(C) the relocation of the principal place of your employment to a location more than 50 miles from the location of such place of employment on the date of this Agreement; except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control or, if you have consented to such a relocation, the failure by the Company to provide you with all of the benefits of the Company’s relocation policy as in operation immediately prior to a Change in Control;

(D) the failure by the Company to pay to you any portion of your compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven days of the date such compensation is due;

(E) the failure by the Company to continue in effect any compensation or benefit plan which is material to your compensation and in which you participated immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

(F) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company’s pension (including, without limitation, the Company’s Retirement Plan, BEP and the Company’s Savings and Investment Program, including the Company’s Benefit Equalization Plan for the Savings and Investment Program), life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or

(G) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 8 hereof; or

(H) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(f)(v) hereof (and, if applicable, the requirements of Section 4(f)(ii) hereof), which purported termination shall not be effective for purposes of this Agreement.

Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if Notice of Termination is not timely provided to the Company by you within 120 days of the date that you first become aware (or reasonably should have become aware) of the occurrence of such event.

(v) Notice of Termination. “Notice of Termination” shall mean notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(vi) Retirement Date. “Retirement Date” shall mean the date of the Company’s 2009 Annual Meeting of Stockholders.

(g) Dispute Concerning Termination. If within 15 days after any Notice of Termination is given, or, if later, prior to the Date of Termination stated in such Notice, the party receiving such Notice notifies the other party that a dispute exists concerning the Termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is no longer appealable); provided however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. In case of such a dispute, the Company shall continue to pay you the full compensation in effect when the Notice giving rise to the dispute was given (including salary) or, if greater, the full compensation in effect immediately prior to the Change in Control, and continue you as a participant, on a basis at least as favorable to you as in effect immediately prior to the Change in Control, in all compensation, benefit and insurance plans in which you were participating when such Notice was given, until the dispute is finally resolved. Amounts paid under this Section 4(g) are in addition to all other amounts due under this Agreement but without duplication under Section 4(a) or 4(b)(i) hereof, and shall not be offset against or reduce any other amounts due under this Agreement.

5. Mitigation. Except as provided in Section 4(b)(vi) hereof, you shall not be required to mitigate the amount of payments or benefits provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payment or benefit provided for under this Agreement be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

6. Noncompetition and Related Covenants. As a condition to receiving the payments and benefits under this Agreement, you shall be required to execute and not revoke a noncompetition, nonsolicitation and general release agreement with the Company substantially in the form attached to this Agreement as Exhibit A, which agreement provides, among other things, that for a one-year period following your termination of employment with the Company or any of its subsidiaries or affiliates, you will not engage in any competitive activity with the Company or any of its subsidiaries or affiliates. In addition, if you receive any payment or benefit pursuant to Section 4(b)(iv), the forfeiture conditions in the nature of a “clawback” applicable to the award or the related payment or benefit shall become covenants to be performed following termination. A portion of the payments and benefits under Section 4(b) shall be deemed compensation for your performance of the covenants referred to in this Section 6.

7. Costs of Proceedings. The Company shall pay all costs and expenses, including all reasonable attorneys’ fees and disbursements, of the Company and, at least monthly, you in connection with any legal proceedings, whether or not instituted by the Company or you, relating to the interpretation or enforcement of any provision of this Agreement; provided that if you instituted the proceeding and a finding (no longer subject to appeal) is entered that you instituted the proceeding in bad faith, you shall pay all of your costs and expenses, including attorneys’ fees and disbursements and reimburse the Company for any and all attorneys’ fees and disbursements the Company had paid on your behalf. The Company shall pay prejudgment interest on any money judgment obtained by you as a result of such proceeding, calculated at the prime rate of The Chase Manhattan Bank as in effect from time to time from the date that payment should have been made to you under this Agreement.

8. Miscellaneous.

(a) Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of your death, all amounts otherwise payable to you hereunder shall, unless otherwise provided herein, be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

(c) Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) personally delivered or (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notice to the Company shall be directed to the attention of the Board with a copy to the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(d) Modifications. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(e) Governing Law. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

(f) Tax Withholding and Compliance with Code Section 409A. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The parties hereto intend that, to the maximum extent practicable, the rights to payment hereunder shall not give rise to constructive receipt of compensation prior to payment or to tax penalties under Code Section 409A. Accordingly, the Company shall have no right to accelerate payments if and to the extent that such right or an actual acceleration would result in such constructive receipt or tax penalties under Code Section 409A, and provisions of this Agreement shall be interpreted and construed in a manner which complies with requirements of Section 409A so as to avoid such constructive receipt and tax penalties.

(g) Surviving Obligations. The obligations of the Company and your obligations under this Agreement shall survive the expiration of this Agreement to the extent necessary to give effect to this Agreement.

(h) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(j) Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of this Agreement supersedes the provisions of all prior agreements (including any prior Change in Control Agreement between the parties), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof with respect to the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, the procedural provisions of this Agreement shall apply to all benefits payable as a result of a Change in Control (or other change in control) under any employee benefit plan, agreement, program, policy or arrangement of the Company.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

BRISTOL-MYERS SQUIBB COMPANY

By:
[Name]
[Title]

Agreed to this day          of

April, 2007.

[•]

Exhibit A

Non-Compete/Non Solicitation Agreement and General Release

I am entitled to certain amounts and benefits under the Executive Severance Agreement.

In consideration of the above-referenced amounts and benefits under the Executive Severance Agreement, I agree as follows:

1.	For a one-year period commencing upon my termination, I will not in any way, directly or indirectly, accept employment, provide consulting services to, or otherwise assist any enterprise which engages in, or otherwise carries on, any business activity in competition with the businesses of Bristol-Myers Squibb Company and its subsidiaries and affiliates (referred to collectively as the “Company”), in any geographic area in which it engages in such business (including, without limitation, the United States and each county in the State of California in which the Company from time to time sells or offers its products for sale), if such position would involve responsibilities that are the same or similar to the responsibilities I have at Bristol-Myers Squibb Company, without the prior written consent of the Company. I recognize that the Company’s business is worldwide in scope in that it directly advertises and solicits business from customers wherever they may be found. It is understood that ownership of not more than one percent (1%) of the equity securities of a public company shall in no way be prohibited pursuant to the foregoing provisions. I understand that this paragraph supersedes the Non-competition provision set forth in my Restricted Stock Award Agreement, however in no way modifies the other provisions of that agreement which remain in full force and effect.

2.	For a one-year period commencing upon my termination, I will not in any way, directly or indirectly, employ, hire, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any person employed at the time by the Company.

3.	I hereby waive any and all rights to sue the Company and its past, present and future officers, directors, employees and agents (referred to collectively as the “Released Parties”) based upon any act or event occurring prior to my signing this Agreement. Without limitation, I specifically release the Released Parties from any and all claims arising out of my employment and separation from the Company, including claims based on discrimination under federal anti-discrimination laws such as Title VII of the Civil Rights Act, Age Discrimination in Employment Act, The Americans with Disabilities Act, claims for interference with my rights to benefits under section 510 of the Employee Retirement Income Security Act and any and all federal, state and local laws.

Notwithstanding the foregoing, I am not giving up my right to (i) appeal a denial of a claim for benefits submitted under my medical or dental coverage, life insurance or disability income program maintained by the Company, (ii) file for unemployment insurance benefits at the appropriate time if I so choose, (iii) coverage by Workers’ Compensation insurance, (iv) enforce the terms of the Executive Severance Agreement, (v) any accrued, vested benefits under any employee benefit, equity or pension plan of the Company, subject to the terms and conditions of such plan and applicable law, (vi) indemnification or reimbursement of expenses under the Company’s or any of its affiliate’s organizational documents, by-laws or any agreement concerning indemnification or reimbursement of expenses, (vii) directors and officers insurance coverage, if any, or (viii) enforce any right or pursue any claim that may initially arise after the date of this Agreement.

4.	I acknowledge and warrant that I have been given at least twenty-one (21) days to consider and sign this release. I further acknowledge that it will not be effective for a period of seven (7) days, during which time I can change my mind and revoke my signature. To revoke my signature, I must notify the Company in writing, within seven days of the date I signed this release. In the event that I revoke my signature I will not be entitled to the consideration described above.

5.	I agree that I will not: (i) disparage or encourage or induce others to disparage the Company, or any other person employed by the Company or (ii) engage in any conduct or induce any other person to engage in any conduct (including, without limitation, making any negative or derogatory statements or writings) that is injurious to the reputation and interests of the Company, or any other person employed by the Company.

Finally, I acknowledge the continuing nature of my obligation to maintain in confidence and not to make use of confidential information concerning the Company’s business or affairs of any nature that is not otherwise a matter of public record. This obligation continues after the termination of my employment.

If any provision of this Agreement is held to be unenforceable by a court or other decision-maker, the remaining provisions shall be enforced to the extent possible. If a court or other decision-maker should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

MY SIGNATURE BELOW ACKNOWLEDGES THAT I HAVE CAREFULLY READ THIS AGREEMENT AND RELEASE IN ITS ENTIRETY AND HAVE HAD AN OPPORTUNITY TO HAVE ITS PROVISIONS EXPLAINED TO ME BY AN ATTORNEY OF MY CHOOSING, AND FULLY UNDERSTAND THE SIGNIFICANCE OF ALL OF ITS TERMS AND PROVISIONS. I FURTHER ACKNOWLEDGE THAT I AM SIGNING THIS AGREEMENT AND RELEASE VOLUNTARILY AND OF MY OWN FREE WILL AND ASSENT TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN. I FURTHER AGREE THAT THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE COMPANY HAS ADVISED ME TO CONSULT WITH AN ATTORNEY, AND I HAVE DONE SO, PRIOR TO SIGNING THIS DOCUMENT.

SIGNATURE	DATE